Exhibit 99.1

GUESS?, INC.	NEWS RELEASE

GUESS?, INC. REPORTS RECORD FIRST QUARTER RESULTS

First Quarter Revenue Increased 22% to a Record of $539 Million

First Quarter EPS Grew 54% to a Record of $0.54

Provides Second Quarter EPS Guidance in the Range of $0.65 to $0.68

Updates Full Year EPS Guidance to the Range of $2.80 to $2.85
Due to the Weakening Euro

First Quarter Fiscal 2011 Highlights

-	All business segments delivered double-digit revenue and operating earnings growth

-	European revenues increased 28%

-	North American retail revenues increased 14%; comp sales up 9.7%

-	Asian revenues increased 50%

-	Operating margin expanded 230 basis points to 13.2% from 10.9%

-	Net earnings increased 55% to $50.3 million

LOS ANGELES, May 27, 2010 – Guess?, Inc. (NYSE: GES) today reported financial results for the first quarter of its 2011 fiscal year, which ended May 1, 2010.

First Quarter Fiscal 2011 Results

For the first quarter of fiscal 2011, the Company reported net earnings of $50.3 million, an increase of 55% compared to net earnings of $32.5 million for the first quarter of fiscal 2010.  Diluted earnings per share increased 54% to $0.54 in the current quarter, compared to $0.35 in the prior-year quarter.  In the quarter, the Company recorded a $5.8 million charge, or $0.04 per share, related to the acceleration of pension cost amortization resulting from the departure of Carlos Alberini from the Company’s supplemental executive retirement plan.

Paul Marciano, Chief Executive Officer, commented, “We are very pleased with our strong performance this quarter.  We achieved excellent results across all of our businesses around the world, with each of our segments delivering double-digit revenue growth and improving their profitability significantly.  In North America, we posted a 9.7% same store sales increase and our international expansion drove significant growth in the period.  Europe and Asia combined represented almost 60% of our quarterly revenue increase.  We managed our business effectively, which resulted in an operating margin expansion of 230 basis points, even as we continued to invest in our infrastructure to support our ambitious growth initiatives.”

Mr. Marciano continued, “We remain focused on our key priorities for this year: to increase sales productivity across all businesses, to grow our European and Asian businesses and to expand our retail store base in North America.  Our brand enjoys tremendous momentum worldwide and we strive to achieve its full potential as we develop our business in many markets where the brand is well known.  We have a dedicated management team, a successful and diversified business model and a solid capital structure that position us well to continue to grow our business and deliver solid returns for our shareholders.”

Total net revenue for the first quarter of fiscal 2011 increased 22% to $539.3 million from $441.2 million in the prior-year quarter.  The Company’s retail stores in North America generated revenue of $235.8 million in the first quarter of fiscal 2011, a 13.6% increase from $207.6 million in the same period a year ago.  Comparable store sales increased 9.7% (5.8% in constant dollars) for the first quarter of fiscal 2011, compared to the same period a year ago.  The Company operated 433 retail stores in the U.S. and Canada at the end of the first quarter of fiscal 2011 versus 429 stores a year earlier.

Net revenue from the Company’s North American wholesale segment increased 27.3% to $42.7 million in the first quarter of fiscal 2011, from $33.6 million in the prior-year period.

Net revenue from the Company’s Europe segment increased 28.3% to $187.0 million in the first quarter of fiscal 2011, compared to $145.7 million in the prior-year period.

Net revenue from the Company’s Asia segment increased 50.4% to $48.6 million in the first quarter of fiscal 2011, from $32.3 million in the prior-year period.

Licensing segment net revenue increased 14.6% to $25.3 million in the first quarter of fiscal 2011, from $22.1 million in the prior-year period.

Operating earnings for the first quarter of fiscal 2011 increased 48.5% to $71.3 million (including a $5.0 million favorable currency translation benefit) from $48.0 million in the prior-year period.  Operating margin in the first quarter increased 230 basis points to 13.2%, compared to the prior-year’s quarter.  This margin expansion was the result of higher product margins in all segments along with occupancy leverage due to the positive same store sales, partially offset by the impact of the accelerated pension cost amortization.

The Company’s effective tax rate declined to 31.0% for the first quarter of fiscal 2011, from 33.0% for the first quarter of the prior year.

Outlook

The Company’s expectations for the second quarter of fiscal 2011 ending July 31, 2010, are as follows:

-	Consolidated net revenues are expected to range from $560 million to $575 million.
-	Operating margin is expected to be around 16.0%.
-	Diluted earnings per share are expected to be in the range of $0.65 to $0.68.

The Company updated its outlook for the fiscal year ending January 29, 2011, which is now as follows:

-	Consolidated net revenues are expected to range from $2.35 billion to $2.40 billion.
-	Operating margin is expected to be about 16.5%.
-	Diluted earnings per share are expected to be in the range of $2.80 to $2.85.

Based on the continued strengthening of the US dollar against the Euro, this full year outlook includes a further negative translation and margin impact on diluted earnings per share of $0.16 for the remainder of fiscal 2011.  This is in addition to the $0.12 negative translation impact that the Company had initially expected for the same period.

Dividend

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.16 per share on the Company’s common stock.  The dividend will be payable on June 25, 2010 to shareholders of record at the close of business on June 9, 2010.

Change in Segment Reporting

In the first quarter of fiscal 2011, the Company revised its segment reporting to include its North American wholesale and Asia operations as separate segments.  The Company believes this segment reporting better reflects how its five business segments – North American retail, North American wholesale, Europe, Asia and licensing – are managed and each segment’s performance is evaluated.  The North American retail segment includes the Company’s retail operations in North America.  The North American wholesale segment includes the Company’s wholesale operations in North America.  The Europe segment includes both wholesale and retail operations in Europe.  The Asia segment includes both wholesale and retail operations in Asia.  The licensing segment includes the worldwide licensing operations of the Company.  All amounts for fiscal 2010 have been revised to conform to the fiscal 2011 presentation and are included with this release.

The Company will hold a conference call at 5:00 pm (ET) on May 27, 2010 to discuss the news announced in this press release.  A live webcast of the conference call will be accessible at www.guessinc.com via the “Investor’s Info” link.  The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products.  As of May 1, 2010, the Company operated 433 retail stores in the United States and Canada and 817 retail stores outside of North America, of which 137 were directly owned.  The Company also distributes its products through better department and specialty stores around the world.  For more information about the Company, please visit www.guessinc.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company’s growth plans and future prospects, including guidance for the second quarter and full year of fiscal 2011, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.  Factors which may cause actual results in future periods to differ materially from current expectations include, among other things, domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; our ability to, among other things, anticipate consumer preferences, effectively operate our various retail concepts, effectively manage inventories and successfully execute our strategies, including our supply chain and international growth strategies; and risks associated with changes in economic, political, social and other conditions affecting our foreign operations, including currency fluctuations.  In addition to these factors, the economic, litigation-related and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578

Source: Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended
	May 1,		May 2,
	2010		2009
	$	%	$	%

Net revenue
Product sales	$514,055	95.3%	$419,127	95.0%
Net royalties	25,286	4.7%	22,074	5.0%
	539,341	100.0%	441,201	100.0%

Cost of product sales	304,090	56.4%	263,698	59.8%

Gross profit	235,251	43.6%	177,503	40.2%

Selling, general and administrative expenses	158,105	29.3%	129,469	29.3%
Accelerated pension cost amortization	5,819	1.1%	—	0.0%

Earnings from operations	71,327	13.2%	48,034	10.9%

Other income (expense):
Interest expense	(195)	(0.0)%	(606)	(0.1)%
Interest income	301	0.1%	737	0.2%
Other, net	3,428	0.6%	1,266	0.2%

Earnings before income taxes	74,861	13.9%	49,431	11.2%

Income taxes	23,207	4.4%	16,312	3.7%

Net earnings	51,654	9.5%	33,119	7.5%

Net earnings attributable to noncontrolling interests in subsidiaries	1,319	0.2%	577	0.1%

Net earnings attributable to Guess?, Inc.	$50,335	9.3%	$32,542	7.4%

Earnings per common share attributable to common stockholders:

Basic	$0.54		$0.35

Diluted	$0.54		$0.35

Weighted average common shares outstanding attributable to common stockholders:

Basic	91,902		90,631

Diluted	92,768		91,158

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended
	May 1,	May 2,	%
	2010	2009	chg

Net revenue:
North American retail	$235,773	$207,560	14%
North American wholesale	42,728	33,573	27%
Europe	186,968	145,698	28%
Asia	48,586	32,296	50%
Licensing	25,286	22,074	15%
	$539,341	$441,201	22%

Earnings (loss) from operations:
North American retail	$24,372	$18,007	35%
North American wholesale	10,211	4,926	107%
Europe	34,482	23,139	49%
Asia	7,137	2,496	186%
Licensing	21,860	19,015	15%
Corporate overhead	(20,916)	(19,549)	7%
Accelerated pension cost amortization	(5,819)	—
	$71,327	$48,034	48%

Operating margins:
North American retail	10.3%	8.7%
North American wholesale	23.9%	14.7%
Europe	18.4%	15.9%
Asia	14.7%	7.7%
Licensing	86.5%	86.1%

Total Company	13.2%	10.9%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	May 1,	January 30,	May 2,
	2010	2010	2009

ASSETS

Cash and cash equivalents	$517,705	$502,063	$312,630

Receivables, net	282,535	283,747	270,996

Inventories	245,836	253,162	210,954

Other current assets	82,079	85,191	92,696

Property and equipment, net	256,962	255,308	235,607

Other assets	169,651	151,778	137,502

Total Assets	$1,554,768	$1,531,249	$1,260,385

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$2,707	$2,357	$30,645

Other current liabilities	311,992	340,396	277,650

Capital lease obligations	12,752	14,137	14,327

Other long-term liabilities	141,136	134,203	114,979

Redeemable and nonredeemable noncontrolling interests	20,608	19,945	18,095

Guess?, Inc. stockholders' equity	1,065,573	1,020,211	804,689

Total Liabilities and Stockholders' Equity	$1,554,768	$1,531,249	$1,260,385

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Three Months Ended
	May 1,	May 2,
	2010	2009

Net cash provided by operating activities	$47,784	$44,801

Net cash used in investing activities	(23,459)	(18,265)

Net cash used in financing activities	(6,655)	(9,142)

Effect of exchange rates on cash	(2,028)	1,118

Net increase in cash and cash equivalents	15,642	18,512

Cash and cash equivalents at the beginning of the year	502,063	294,118

Cash and cash equivalents at the end of the period	$517,705	$312,630

Supplemental information:

Depreciation and amortization	$15,751	$14,547

Rent	50,345	41,691

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count
As of May 1, 2010

	Total	Directly Operated
Region	Stores	Stores

United States and Canada	433	433

Europe and the Middle East	418	96

Asia	344	28

Other	55	13

	1,250	570

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Three Months Ended
	May 1,	May 2,
	2010	2009

Number of stores at the beginning of the year	432	425

Store openings	4	6

Store closures	(3)	(2)

Number of stores at the end of the period	433	429

Total store square footage at the end of the period	2,002,000	1,969,000

Guess?, Inc. and Subsidiaries
Consolidated Segment Data - Revised
(in thousands)
(Unaudited)

	First Quarter Ended	Second Quarter Ended	Third Quarter Ended	Fourth Quarter Ended	Year Ended
	May 2, 2009	Aug 1, 2009	Oct 31, 2009	Jan 30, 2010	Jan 30, 2010
Net revenue:
North American retail	$207,560	$227,460	$239,518	$309,365	$983,903
North American wholesale	33,573	33,213	46,124	39,772	152,682
Europe	145,698	210,159	168,829	222,556	747,242
Asia	32,296	29,532	40,527	44,932	147,287
Licensing	22,074	22,059	27,814	25,405	97,352
	$441,201	$522,423	$522,812	$642,030	$2,128,466

Earnings (loss) from operations:
North American retail	$18,007	$30,208	$33,110	$50,962	$132,287
North American wholesale	4,926	8,328	12,245	9,667	35,166
Europe	23,139	52,293	40,801	57,002	173,235
Asia	2,496	1,564	5,472	6,293	15,825
Licensing	19,015	18,672	24,176	24,777	86,640
Corporate overhead	(19,549)	(19,951)	(16,830)	(28,007)	(84,337)
	$48,034	$91,114	$98,974	$120,694	$358,816